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                                                                     Exhibit (j)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-72511 on Form N-1A of our report dated February 9, 2007, relating to the financial statements and financial highlights of Calamos Advisors Trust (comprised solely of the Calamos Growth and Income Portfolio) appearing in the Annual Report on Form N-CSR of Calamos Advisors Trust for the year ended December 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP

Chicago, Illinois
April 26, 2007